Exhibit 10.3

ENERFLEX LTD.

AMENDED AND RESTATED 2013 STOCK OPTION PLAN

1.	Purpose of the Plan

The purpose of the Plan is to encourage certain officers and other key full time employees of the Corporation and of its Affiliates to acquire an increased proprietary interest in the Corporation through share options.

2.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

“Affiliate” shall have the meaning ascribed to that term by the Securities Act (Alberta), as such statute is amended, re-enacted or replaced from time to time;

“Approved Leave of Absence” means a leave of absence from full time employment with the Corporation or its Affiliates that is provided for in the policies, plans or regulations of the Corporation or its Affiliates or that is approved by management of the Corporation, including, without limitation, maternity and parental leave in accordance with the Corporation’s (or its Affiliates’) policies, Short-Term Disability and Long-Term Disability;

“Blackout Extension Term” means the period of ten (10) Business Days commencing on the first day after the date that any Blackout Period ends;

“Blackout Period” means a period when the Participant is prohibited from trading in the Corporation’s securities pursuant to (i) the Corporation’s written policies then applicable or (ii) a notice in writing (which may be delivered by email) to the Participant by a senior officer or director of the Corporation;

“Board” means the board of directors of the Corporation;

“Business Day” means any day other than a Saturday or Sunday on which the TSX is open for trading;

“Cancelled Options” has the meaning ascribed to it in section 5.3;

“CBCA” means the Canada Business Corporations Act, as such statute is amended, re-enacted or replaced from time to time;

“Common Shares” means the common shares in the capital of the Corporation as presently constituted or any shares, securities or other property into which such shares are changed, reclassified, subdivided, consolidated or converted or which is substituted for such shares, or as such shares, securities or other property may further be changed, reclassified, subdivided, consolidated, converted or substituted;

“Control Change” means the occurrence of any of (i) the purchase or acquisition of shares of the Corporation and/or securities (“Convertible Securities”) convertible into or exchangeable for shares of the Corporation or carrying the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the CBCA with any such person, group of persons or any of such persons acting jointly or in concert (excluding, for this purpose, any employee benefit or other plan of the Corporation) (collectively, the “Holders”) beneficially own or exercise control or direction over shares of the Corporation and/or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned by the Holders, the Holders would beneficially own shares which would entitle the Holders to cast more than 35% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; or (ii) Incumbent Directors ceasing to constitute a majority of the Board; or (iii) approval by the shareholders of the Corporation of an amalgamation, arrangement, merger or other consolidation of the Corporation with another corporation pursuant to which the shareholders of the Corporation immediately prior thereto do not immediately thereafter own shares of the successor or continuing corporation which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; or (iv) a liquidation, dissolution or winding up of the Corporation or a sale, lease or other disposition of all or substantially all the assets of the Corporation other than a sale, lease or other disposition to a subsidiary of the Corporation or which does not result in a change in the ultimate shareholders of the Corporation or such subsidiary;

“Control Change Period” means the period commencing on the date of occurrence of a Control Change and ending on the third anniversary of that date;

“Corporation” means Enerflex Ltd. and includes any successor corporation thereof;

“EMT” means the Executive Management Team of the Corporation, comprised of (i) the President and Chief Executive Officer and (ii) each direct report to the President and Chief Executive Officer who is designated by the Board as a member of the EMT;

“Fair Market Value” means, at any date, the volume weighted average price per share at which the Common Shares have traded on the TSX during the last five trading days prior to that date on which at least a board lot of Common Shares has so traded or, if the Common Shares are not then listed and posted for trading on the TSX, then on such stock exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board, or, if the Common Shares are not then listed and posted for trading on any stock exchange, then it shall be the fair market value per Common Share as determined by the Board in its sole discretion; and for such purposes, the volume weighted average price per share at which the Common Shares have traded on the TSX or on any other stock exchange shall be calculated by dividing (i) the aggregate sale price for all the Common Shares traded on such stock exchange during the relevant five trading days by (ii) the aggregate number of Common Shares traded on such stock exchange during the relevant five trading days;

“insider” means an “insider” (as defined in the TSX Company Manual) of the Corporation;

“Incumbent Director” means any member of the Board who was a member of the Board immediately prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Control Change and any successor to an Incumbent Director who was elected or appointed to succeed any Incumbent Director by the affirmative vote of the directors, including a majority of the Incumbent Directors then on the Board;

“Long-Term Disability” means long-term disability as that term is defined in accordance with the long-term policies or plans of the Corporation or any of its Affiliates which are applicable to such Participant at the relevant time;

“Option” means an option to purchase Common Shares granted in accordance with the Plan by the Board to an officer or other key full time employee of the Corporation or an Affiliate thereof, subject to the provisions contained herein;

“Option Price” means, in respect of any particular Option, the price per share at which Common Shares may be purchased under that Option, as the same may be adjusted in accordance with Section 7 hereof;

“Participant” means an officer or other key full time employee of the Corporation or an Affiliate thereof to whom an Option has been granted and which Option, or a portion thereof, remains unexercised; and, for greater certainty, any person that is a non-employee director of the Corporation is not eligible to participate in this Plan;

“Plan” means this amended and restated 2013 stock option plan of the Corporation as set out herein, as the same may be amended or varied from time to time;

“Restricted Option” has the meaning ascribed to it in section 4.5;

“Retirement” means a retirement approved by the Board in accordance with the retirement policies or plans of the Corporation or any of its Affiliates which are applicable to such Participant at the relevant time;

“Short-Term Disability” means short-term disability as that term is defined in accordance with the short-term policies or plans of the Corporation or any of its Affiliates which are applicable to such Participant at the relevant time;

“TSX” means the Toronto Stock Exchange; and

“TSX Company Manual” means the TSX Company Manual, as amended from time to time, including such Staff Notices of the TSX from time to time which may supplement the same.

3.	Administration of the Plan

3.1 The Plan shall be administered by the Board. The Corporation shall effect the grant of Options under the Plan, in accordance with determinations made by the Board pursuant to the provisions of the Plan, including as to:

(a)	the officers and other key full time employees of the Corporation and of its Affiliates to whom Options may be granted;

(b)	the number of Common Shares which shall be the subject of each Option; and

(c)	any and all terms and conditions in addition to (and not inconsistent with) those contained herein which are to be attached to any or all such Options,

by the execution and delivery of instruments in writing in such form or forms as shall have been approved by the Board or an officer authorized by the Board.

3.2 The Board may from time to time adopt such policies, guidelines, rules and regulations for administering the Plan as it may deem proper and in the best interests of the Corporation and may, subject to applicable law, delegate any of its powers hereunder to a committee of the Board. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or its subsidiaries as the Board determines. The Board may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

4.	Granting of Options

4.1 The Board from time to time may grant Options to such officers and other key full time employees of the Corporation and of its Affiliates as the Board shall determine. Each grant of an Option shall be subject to the terms and conditions contained herein and may be subject to additional terms and conditions (not inconsistent herewith) determined by the Board from time to time.

4.2 The aggregate number of Common Shares reserved by the Corporation for issuance under the Plan shall not exceed 8,799,176, subject to adjustment pursuant to Section 7, and the aggregate number of Common Shares so reserved for issuance to any one person shall not exceed 5% of the issued and outstanding Common Shares (on a non-diluted basis). The aggregate number of Common Shares (i) issued to insiders, within any one-year period, or (ii) issuable to insiders, at any time, under the Plan, when combined with the aggregate number of Common Shares issued or issuable, as the case may be, under any other security based compensation arrangements established or maintained by the Corporation, shall not exceed 10% of the issued and outstanding Common Shares (such limitation is referred to herein as the “insider participation limit”). The Common Shares in respect of which Options are not exercised shall be available for subsequent Options. No fractional shares may be issued under the Plan. To the extent that any Option has terminated or expired without being fully exercised, or has been cancelled pursuant to Section 5.3 hereof, any unissued Common Shares which have been reserved to be issued upon the exercise of the Option shall become available to be issued upon the exercise of Options subsequently granted under the Plan.

4.3 The Option Price shall be fixed by the Board at the time a grant of an Option is approved by the Board and shall be equal to the Fair Market Value as of the date determined by the Board, or if no such determinations have been made, as of the effective date of a grant of an Option, provided that, the Option Price for any Participant that is a U.S. Taxpayer (as defined in Annex A to this Plan) must be determined in accordance with Annex A to this Plan.

4.4 An Option must be exercised within a period of time not exceeding seven years from the date of grant of the Option (or such shorter period of time as the Board may determine and specify in connection with the grant of the Option), otherwise the Option shall expire immediately after the applicable period.

4.5 If the expiry date of any Option falls within any Blackout Period (“Restricted Options”), then the expiry date of such Restricted Options shall, without any further action, be extended to the last day of the Blackout Extension Term. The foregoing extension applies to all Options whatever the date of grant and shall not be considered an extension of the term of the Options as referred to in Section 10.2(c).

5.	Exercise of Options

5.1 Subject to the provisions of the Plan and the terms and conditions of the Option, an Option or any portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative and addressed to the Corporation or by delivery of a notice to such other third party as may be permitted by the Corporation. Such notice shall state the intention of the Participant, or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative, to exercise the Option or a portion thereof and the number of Common Shares in respect of which the Option is then being exercised, and must be accompanied by payment in full of the applicable Option Price for the Common Shares which are the subject of the exercise. Unless approved by the Chairman of the Board or Corporate Counsel of the Corporation, no Options may be exercised by a Participant during a Blackout Period.

5.2 Subject to Section 8, the vesting of Options granted hereunder shall be determined by the Board at the time of grant, in its sole discretion, and the Participant may only exercise an Option in accordance with the terms of vesting so determined by the Board.

5.3 Where a Participant proposes to purchase Common Shares pursuant to Options granted under this Plan, the Participant or, if applicable, the Participant’s legal personal representative, may instead notify the Corporation in writing that the Participant or, if applicable, the Participant’s legal personal representative, elects to dispose of some or all of the Options to the Corporation (the “Cancelled Options”), in which event the Corporation shall pay to the Participant or, if applicable, the Participant’s legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Corporation and the Option Price specified in such Cancelled Options (as it may be modified under Section 7 hereof). Upon such payment being made, all Cancelled Options shall thereupon be cancelled. Notwithstanding the foregoing, the Board may, in its sole and unfettered discretion, decline to permit the acquisition of such Cancelled Options by the Corporation by providing written notice to that effect to the Participant or, if applicable, the Participant’s legal personal representative at any time within 21 days following the date on which the Corporation receives the notice referred to in the first sentence of this section. In the event that the Board exercises its discretion in the manner contemplated in the preceding sentence, the provisions of Section 5.1 shall apply to the exercise of the applicable Options and the provisions of this section shall have no further application to such Options.

5.4 Pursuant to this Plan, the Corporation may effect any and all withholdings or deductions (including from a Participant’s other income) that may be required for income tax purposes under all applicable legislation, regulation and policy. Where there are insufficient funds to satisfy the required withholding, the Participant shall make such other arrangements with the Corporation to satisfy such withholding that is acceptable to the Corporation.

5.5 The Corporation desires to permit Participants to enjoy the deduction allowed under Section 110(1)(d) of the Tax Act. Accordingly, the Corporation may make an election under Section 110(1.1) of the Tax Act in prescribed form to waive its right to a deduction in the case of a cash payment made to the Participant under Section 5.3. Such election will be filed with the Canada Revenue Agency and the Participant will, upon request, be provided with evidence in writing of such election for attachment to the Participant’s Canadian personal income tax return for the year in which the payment was made.

6.	Non-Assignability of Options

Each Option granted to a Participant is non-assignable and non-transferable and, except in the case of the Participant’s death or incapacity, shall be exercisable only by the Participant.

7.	Adjustments

Appropriate adjustments in the number of Common Shares subject to the Plan and, with respect to Options granted or to be granted, in the respective numbers of Common Shares optioned and in the respective Option Prices, shall be made by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions or consolidations of the Common Shares or the payment of stock dividends by the Corporation (other than stock dividends paid in lieu of cash dividends in the ordinary course) or to give effect to reclassifications or conversions of the Common Shares or any other relevant changes in the authorized or issued capital of the Corporation or any other event in respect of which, in the opinion of the Board, such an adjustment would be necessary to preserve the Participants’ rights hereunder and under the Options, in all such cases which occur subsequent to the approval of the Plan by the Board.

8.	Termination of Employment

8.1 Subject to Sections 8.2, 8.3, 8.4, 8.5 and 8.7, all rights to purchase Common Shares pursuant to an Option shall expire and terminate immediately upon the Participant holding such Option ceasing to be an officer or a full time employee of the Corporation or its Affiliates, as applicable, provided that if the employment of a Participant is terminated for cause, such rights held by that Participant shall terminate immediately upon notification being given to the Participant of such termination for cause.

8.2 If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or a full time employee of the Corporation or its Affiliates, as applicable, by reason of death, the unexercised part of such Option shall become fully vested and may be exercised (including such part thereof, if any, which, but for this Section 8.2, would not otherwise be exercisable) at any time within 120 days of such death.

8.3 If, before the expiry of an Option in accordance with the terms thereof, an EMT Participant holding such Option shall cease to be an officer or employee of the Corporation or its Affiliates, as applicable, by reason of Retirement, such Option shall continue to vest during the two-year period following the effective date of such Retirement (the “Retirement Date”) and on the second anniversary of the Retirement Date any unvested Option will immediately vest, subject to any conditions imposed by the Board in connection with such Retirement. Such EMT Participant shall be entitled to exercise any vested Option until the earlier of the originally scheduled expiry date of such Option and the third anniversary of the Retirement Date, subject to any conditions imposed by the Board in connection with such Retirement.

8.4 Subject to Section 8.7, if, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or a full time employee of the Corporation or its Affiliates, as applicable, by reason of voluntary resignation or termination without cause, such Option may be exercised at any time within 90 days of the date the Participant so ceases to be an officer or so ceases to be an employee, as the case may be, but only to the extent that the Participant was entitled to exercise such Option as at that date.

8.5 Notwithstanding anything else in this Plan, if, before the expiry of an Option in accordance with the terms thereof, the Participant takes a leave of absence other than an Approved Leave of Absence, then all unvested Options shall be forfeited and become null and void from the first day of the Participant’s leave of absence. Such Participant shall be entitled to exercise any vested portion of the Option at any time within 90 days from the first day of the Participant’s leave of absence. For greater certainty, following the expiration of the aforementioned 90 day period the vested portion of the Option shall be forfeited and become null and void.

8.6 For greater certainty, in the case of a Participant ceasing to be an officer or full time employee of the Corporation or its Affiliates in the circumstances set out in Section 8.2, 8.3, 8.4 or 8.7, the date the Participant ceases to be an officer or employee of the Corporation or any of its Affiliates, as the case may be, shall be considered to be the last date on which the Participant is actively at work or such later date for exercising an Option as the notice provisions of the applicable employment standards act may require, if any, and without regard to any contractual or common law notice period that might apply to such termination or any period during which the Participant receives termination or severance pay. For greater certainty, in the event that a Participant is on an Approved Leave of Absence, they shall not be deemed to have ceased to be actively at work or to have ceased to be a full time employee.

8.7 If, before the expiry of an Option in accordance with the terms thereof, the employment as an officer or full time employee with the Corporation or with its Affiliates of the Participant holding such Option is terminated by the Corporation or its Affiliates in circumstances where:

(a)	subsequent to a Control Change and during the Control Change Period; or

(b)	prior to the date on which a Control Change occurs and it is reasonably demonstrated that such termination:

(i)	was at the request of a third party who has taken steps reasonably calculated to effect a Control Change; or

(ii)	otherwise arose in connection with or anticipation of a Control Change; and

(c)	such termination was for any reason whatsoever other than voluntary resignation, death, or termination for cause,

then the unexercised part of such Option shall become fully vested and may be exercised (including such part thereof, if any, which, but for this Section 8.7, would not otherwise be exercisable) at any time within 90 days of the date the Participant so ceases to be an officer or so ceases to be an employee, as the case may be. Notwithstanding the foregoing provisions of this Section 8.7, the Board may, in its sole and absolute discretion, provide in the instrument in writing evidencing the grant of an Option a provision to the effect that this Section 8.7 shall not apply in respect of that Option or shall apply on such modified basis as is expressly set forth in such instrument in writing.

8.8 The Plan does not confer upon a Participant any right with respect to continuation as an officer or full time employee with the Corporation or any Affiliate of the Corporation, nor does it interfere in any way with the right of a Participant or the Corporation or any Affiliate of the Corporation to terminate the Participant’s appointment as an officer or employment at any time.

8.9 Options shall not be affected by any change of employment of the Participant so long as the Participant continues to be employed on a full time basis by the Corporation or by any of its Affiliates.

9.	Decisions of the Board

All decisions and interpretations of the Board respecting the Plan or any Options shall be conclusive and binding on the Corporation and the Participants and their respective legal personal representatives and on all officers and other full time employees of the Corporation and of its Affiliates who, under the provisions of the Plan, may be eligible to participate herein. There is no obligation to treat Participants uniformly.

10.	Amendment or Discontinuance of Plan

10.1 The Board may amend, suspend, discontinue or terminate the Plan and any outstanding Option granted hereunder, in whole or in part, at any time without notice to or approval by the shareholders of the Corporation (provided that, in the case of any action taken in respect of an outstanding Option, the consent of the Participant holder of such Option to such action shall be required unless the Board determines that the action would not materially and adversely affect such Participant), for any purpose whatsoever. Examples of the types of amendments that the Board is entitled to make without shareholder approval include the following:

(a)	ensuring continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental authority or any stock exchange;

(b)

amendments of a “housekeeping” nature which include amendments to eliminate any ambiguity or correct or supplement any provision contained herein which may be incorrect or incompatible with any other provision hereof;

(c)	changing the vesting provisions of the Plan or any Option;

(d)	changing the termination provisions of the Plan or any Option which does not entail an extension beyond the originally scheduled expiry date of that Option; and

(e)	adding a cashless exercise (or net exercise) feature, payable in cash or securities, which provides for a full deduction of the number of underlying Common Shares from the Plan reserve.

10.2 Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Corporation under any applicable securities laws or requirements shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Common Shares present and voting in person or by proxy at a duly called meeting of shareholders shall be required for:

(a)	any amendment to the provisions of this Section 10 which is not an amendment within the nature of Section 10.1(a) or Section 10.1(b);

(b)	any increase in the maximum number of Common Shares issuable under the Plan (other than pursuant to Section 7);

(c)

any reduction in the Option Price or extension of the period during which an Option may be exercised (including a cancellation and re-grant of an Option constituting a reduction of the Option Price or extension of the exercise period of such Option and, for greater certainty, including a substitution of an Option with cash or other award the terms of which are more favorable to the recipient);

(d)	any amendment to the definition of Participant;

(e)	any amendment to Section 6; and

(f)	any amendment to remove or to exceed the insider participation limit set out in Section 4.2;

provided that, in the case of an amendment referred to in Section 10.2(c) or Section 10.2(f), insiders who benefit from such amendment are not eligible to vote their Common Shares in respect of the approval.

10.3 For the purposes of this Section 10, an amendment does not include an accelerated expiry of an Option by reason of the fact that a Participant ceases to be an officer or employee of the Corporation or any of its Affiliates.

10.4 The shareholders’ approval of an amendment, if required pursuant to the terms hereof, shall be given by approval of the holders of a majority of the Common Shares present and voting in person or by proxy at a duly called meeting of the shareholders. Options may be granted under the Plan prior to the approval of the amendment, provided that no Common Shares may be issued pursuant to the amended terms of the Plan until the shareholders’ approval of the amendment has been obtained.

11.	Government Regulation

The Corporation’s obligation to issue and deliver Common Shares under any Option is subject to:

(a)

the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale of such Common Shares;

(b)	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

(c)

the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which Common Shares are then listed.

12.	Participants’ Rights

A Participant shall not have any rights as a shareholder of the Corporation in respect of any Common Shares issuable pursuant to an Option until the issuance of Common Shares upon the exercise of the Option or a portion thereof, and then only with respect to the Common Shares so issued.

13.	Recoupment

All grants of Options are subject to the Corporation’s Clawback Policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Option or proceeds from the exercise of such Option be repaid to the Corporation after they have been distributed to the Participant. The action permitted to be taken by the Board under this Section is in addition to, and not in lieu of, any and all other rights of the Board and/or the Corporation under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

14.	Adoption

This Plan was initially adopted by the Board on August 14, 2013, ratified by the shareholders of the Corporation on April 16, 2014 and amended and restated by the Board on December 6, 2017. This Plan was further amended and restated by the Board on February 21, 2020, with the amended section 4.2 subject to approval by the shareholders of the Corporation on May 8, 2020. This Plan supersedes any previous printed or online versions.

ANNEX A

RULES APPLICABLE TO U.S. TAXPAYERS

This Annex A modifies the terms of the Plan and applies to Participants who are U.S. Taxpayers to the extent their Options may be subject to taxation in the United States. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

1. “US Taxpayer” means a Participant whose compensation from the Corporation or any of its Affiliates is subject to Section 409A.

2. Non-qualified stock options; Exemption from Section 409A.

Options granted to US Taxpayers are not intended to satisfy the requirements of Code Section 422 as “incentive stock options”. No Options shall be granted to a US Taxpayer if such US Taxpayer is not permitted to be granted an Option under Section 409A without the imposition of a penalty tax. Notwithstanding any provision of the Plan to the contrary, it is intended that Options granted under the Plan to US Taxpayers be exempt from Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate of the Corporation shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

3. Option Price.

Notwithstanding any other provision of the Plan, so long as at the time of the grant of an Option the Common Shares are “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Option Price shall be equal to the (i) Fair Market Value (as defined in the Plan) provided that the Option Price complies with the second, third and fourth sentences of Treasury Regulation Section 1.409A 1(b)(5)(iv)(A) (the “Required Condition”) or (ii) if the Option Price does not comply with the Required Condition, the closing sale price of the Common Shares reported on the primary securities exchange on which the Common Shares are listed on the last business day on which such exchange is open for trading prior to the date of grant of such Option, provided that if at the time of grant the Common Shares are not “readily tradable” as determined under United States Treasury Regulation Section 1.409A 1(b)(5)(vi)(G), the Option Price shall be determined by the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A 1(b)(5)(iv)(B).

4. Expiry of Option/Trading Blackouts.

Notwithstanding any other provision of the Plan and any provisions of the Option Agreement to the contrary, Options granted to US Taxpayers may not be exercised under any circumstance following the 10th anniversary of the Date of Grant.

5. Use of Trust

Notwithstanding any provision of the Plan, no trust shall be established or funded with respect to Options granted to US Taxpayers if such trust would cause such Options to be treated as other than a stock right described in Treasury Regulation Section 1.409A-1(b)(5)(i)(A) or (B).

6. Adjustments to Options.

Notwithstanding the Plan or any provision of the Option Agreement to the contrary, in connection with any adjustment to the Options, the number of Common Shares deliverable on the exercise of an Option held by a US Taxpayer and the Option Price of an Option held by a US Taxpayer shall be adjusted in a manner intended to keep the Options exempt from Section 409A.

7. Amendment of Appendix

The Board shall retain the power and authority to amend or modify this Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with Section 409A. Such amendments may be made without the approval of any US Taxpayer.

8. Non-transferability of Awards.

Notwithstanding any provision of the Plan, except as otherwise set forth in the applicable Option Agreement, no Option or any interest or participation therein may be transferred (other than by will or by the laws of descent and distribution) if such transfer would be treated as a “modification” of such Option for purposes of the Code.

9. Distributions to Specified Employees.

Solely to the extent required by Section 409A, any payment in respect of an Option which has become payable on or following Separation from Service (as set forth in Section 409A(a)(2)(A)(i) of the Code) to any US Taxpayer who is determined to be a Specified Employee shall not be paid before the date which is 6 months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable 6 month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date. Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.